Exhibit 21.1

Subsidiaries of Horizon Pharma Public Limited Company:

NAME:	JURISDICTION OF INCORPORATION:
Horizon Pharma Holdings Limited	Ireland
Horizon Pharma Capital Limited	Ireland
Horizon Pharma Finance Sarl	Luxembourg
Horizon Pharma Finance Limited	Ireland
Horizon Pharma Holdings USA, Inc.	Delaware
HZNP USA Inc.	Delaware
Horizon Pharma, Inc.	Delaware
Horizon Pharma USA, Inc.	Delaware
Horizon Pharma (UK) Limited	United Kingdom
Horizon Pharma AG	Switzerland
Horizon Pharma GmbH	Germany
Horizon Pharma Holdings 2 Limited	Ireland
Horizon Pharma Services Limited	Ireland
Horizon Pharma Ireland Limited	Ireland
HZNP Limited	Ireland
Horizon Pharma Aon Limited	Ireland
Horizon Pharma Dó Limited	Ireland
Horizon Pharma Trí Limited	Ireland
Horizon Pharma Ceathair Limited	Ireland